BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

August 1, 2022

BNY Mellon U.S. Mortgage Fund, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation Agreement

To Whom It May Concern:

Effective September 1, 2022, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon U.S. Mortgage Fund, Inc. (the "Fund"), as follows:

Until September 1, 2023, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of the Fund's Class A, Class C, Class I, Class Y and Class Z shares (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed an annal rate of .80%, 1.55%, .55%, .55% and .70%. On or after September 1, 2023, BNYM Investment Adviser may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to September 1, 2023, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

        By: /s/ James Bitetto

                  James Bitetto

                                                                  Secretary

Accepted and Agreed To:

BNY MELLON U.S. MORTGAGE FUND, INC.

By: /s/ James Windels

James Windels

Treasurer